Exhibit 5.2

August 11, 2022

Elephant Oil Corp.

700 Milam, Suite 700

Houston, TX 77002

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Elephant Oil Corp., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-263879, under the Securities Act of 1933, as amended (the “Securities Act”), confidentially submitted by the Company with the Securities and Exchange Commission (the “Commission”) on December 21, 2021, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement relates to the registration of the proposed offer and sale of (i) units (the “Units”), each unit consisting of one share of Common Stock of the Company, par value $0.0001 per share (the “Common Stock”) and one warrant to purchase one share of Common Stock of the Company at an exercise price per share equal to 125% of the price of the Units offered pursuant to the Registration Statement (the Common Stock Warrants”), (ii) the Common Stock included in the Units (the “Shares”), (iii) the Common Stock Warrants, (iv) the shares of Common Stock underlying the Common Stock Warrants, (v) underwriter’s warrants to purchase a number of shares of Common Stock equal to 5% of the number of the shares sold pursuant to the Registration Statement at an exercise price of 110% of the price of the Units offered pursuant to the Registration Statement (the “Representative’s Warrants”, together with the Common Stock Warrants, the “Warrants”) and (vi) the shares of Common Stock underlying the Representative’s Warrants, which, in the case of (v) and (vi), to be issued to Spartan Capital Securities, LLC (the “Representative”) as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Representative in connection with the offering contemplated by the Registration Statement (the “Underwriting Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the securities offered thereby and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the form of Warrant Agent Agreement to be entered into by the Company with VStock Transfer, LLC, as warrant agent for the Warrants (the “Warrant Agent”), (the “Warrant Agent Agreement”), (v) the form of Underwriting Agreement, (vi) the form of the Representative’s Warrant, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the laws of the State of New York.

You are separately reviewing an opinion from Sherman & Howard LLP with respect to the corporate authorization relating to the issuance of the Units, Common Stock and Warrants under Nevada law and the valid issuance of the Common Stock to be issued pursuant to the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	Assuming the Common Stock Warrants have been duly authorized, executed and delivered by the Company in accordance with the laws of the State of Nevada, and when executed, issued and delivered by the Company in accordance with the Warrant Agent Agreement and paid for as contemplated by the Underwriting Agreement and Warrant Agent Agreement and in a manner described in the Registration Statement, the Common Stock Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	Assuming the Representative’s Warrants have been duly authorized, executed and delivered by the Company in accordance with the laws of Nevada, and when executed, issued and delivered by the Company in accordance with the Underwriting Agreement. and in a manner described in the Registration Statement, the Representative’s Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,
/s/ McDermott Will & Emery LLP